Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of TWFG, Inc., of our report dated April 12, 2024 relating to the financial statements of TWFG Holding Company, LLC, appearing in Registration Statement No. 333-280439 on Form S-1 of TWFG, Inc. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
July 17, 2024